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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act OF 1934
                               (Amendment No. 1)*


                              CuraGen Corporation
                   -----------------------------------------
                               (Name of Issuer)



                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)



                                  23126R 10 7
                   -----------------------------------------
                                (CUSIP Number)


                                    10/15/99
           ---------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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CUSIP NO. 23126R 10 7              SCHEDULE 13G


  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GENENTECH, INC.
          94-2347624
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (see instructions)                                        (b)   [   ]

          Not applicable
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER: 1,719,585*
  NUMBER OF
    SHARES             --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER: 0
   OWNED BY
     EACH              --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER: 1,719,585*
 PERSON WITH:
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER: 0

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

          1,719,585*
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES (see instructions)                                        [   ]

          Not applicable
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):

          10.8% OF CURAGEN CORPORATION COMMON STOCK OUTSTANDING AS OF 10/15/99
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (see instructions)

          CO
          ---------------------------------------------------------------------

* INCLUDES 741,949 SHARES OF COMMON STOCK AND 977,636 SHARES OF NON-VOTING COMMON STOCK CONVERTIBLE ON A ONE-FOR-ONE BASIS INTO COMMON STOCK.


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CUSIP No. 23126R 10 7

ITEM 1:

     (a)  Name of Issuer: CuraGen Corporation

     (b)  Address of Issuer's Principal Executive Offices:

          555 Long Wharf Drive, 11th Floor
          New Haven, Connecticut 06511

ITEM 2:

     (a)  Name of Person Filing: Genentech, Inc.

     (b)  Address of Principal Business Office or, if none, Residence:

          1 DNA Way
          South San Francisco, California 94080

     (c)  Citizenship: Delaware

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 23126R 10 7

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [ ]  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ]  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);



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CUSIP No. 23126R 10 7

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J).

ITEM 4: OWNERSHIP.

     (a)  Amount beneficially owned: 1,719,585*

     (b) Percent of class: 10.8% of CuraGen Corporation Common Stock outstanding as of 10/15/99

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 1,719,585*

          (ii)  Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of:
                1,719,585*

          (iv)  Shared power to dispose or to direct the disposition of: 0

*Includes 741,949 shares of Common Stock and 977,636 shares of non voting Common Stock convertible on a one-for-one basis into Common Stock.

ITEM 5:   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6:   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8:   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9:   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.


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CUSIP No. 23126R 10 7

ITEM 10: CERTIFICATION.

     (a)  Not applicable.

     (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      October 28, 1999
                                                  ----------------------------
                                                             Date

                                                       -----------------------
                                                       Signature

                                                  Stephen G. Juelsgaard
                                                  Senior Vice President,
                                                  Secretary and General Counsel
                                                  -----------------------------
                                                          Name/Title






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